                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                               RTW, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

                                  MAY 27, 1999

    Notice is hereby given that the Annual Meeting of Shareholders of RTW, Inc. will be held at Hotel Sofitel, 5601 West 78th Street, Bloomington, Minnesota 55439, on May 27, 1999 at 3:00 p.m., local time, for the following purposes:

    1. To elect two directors to hold office for a term of three years or until their successors are elected.

    2.  To approve certain amendments to the RTW, Inc. 1994 Stock Plan.

    3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed April 7, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                                     /s/ Tim C. Chan

                                          Tim C. Chan, SECRETARY

Bloomington, Minnesota
April 27, 1999

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                     [LOGO]

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

    This Proxy Statement is furnished to the shareholders of RTW, Inc. ("RTW" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on May 27, 1999 or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

    Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting; if not so revoked, the shares represented by such proxy will be voted. The Company's principal offices are located at 8500 Normandale Lake Boulevard, Suite 1400, Bloomington, MN 55437, and its telephone number is (612) 893-0403. The mailing of this proxy statement to shareholders of the Company commenced on or about April 27, 1999.

    A total of 12,285,430 shares of common stock, no par value, will be entitled to vote at the meeting. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on April 7, 1999 will be entitled to vote at the meeting. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

    Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. If the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, however, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voted for purposes of determining the approval of the matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                                 AND MANAGEMENT

    The following table includes information as of April 1, 1999 concerning the beneficial ownership of common stock of the Company by (i) the only shareholders known to the Company to hold more than five percent of the common stock of the Company, (ii) each of the directors of the Company, (iii) each Named Executive Officer listed in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

                                                                  ACQUIRABLE
                                                                   WITHIN 60   SHARES HELD               PERCENTAGE
NAME                                             COMMON STOCK       DAYS(1)    BY ESOP(2)     TOTAL         OWNED
---------------------------------------------  -----------------  -----------  -----------  ----------  -------------
David C. Prosser
  8500 Normandale Lake Boulevard
  Suite 1400
  Bloomington, MN 55437......................    1,511,057(3)          4,150        7,360    1,522,567        12.4%

The Kaufmann Fund, Inc.
  140 East 45th Street, 43rd Floor
  New York, NY 10017.........................    1,312,000(4)             --           --    1,312,000        10.7%

John W. Prosser
  6358 Oxbow Bend
  Chanhassen, MN 55317.......................      866,500(5)(8)          --           --      866,500         7.1%

Pamela Prosser Snyder
  90 Clay Cliff Drive
  Tonka Bay, MN 55331........................      754,152(6)(9)          --           --      754,152         6.1%

Thomas C. Prosser
  10131 Phaeton Drive
  Eden Prairie, MN 55347.....................      749,630(6)(7) 10)         --         --     749,630         6.1%

Polly J. Wolner
  1560 East Orchard Beach Lane
  Rice Lake, WI 54868........................      747,050(5)(11)         --           --      747,050         6.1%

J. Alexander Fjelstad, III...................      528,557(12)            --        8,920      537,477         4.4%

Carl B. Lehmann..............................       28,300           250,000           --      278,300         2.2%

Daniel R. Haag...............................        2,150            11,666      145,810      159,626         1.3%

Tim C. Chan..................................        2,000                --      145,810      147,810         1.2%

Alfred L. LaTendresse........................       69,066(13)        57,500        8,148      137,714         1.1%

Steven M. Rothschild.........................       47,500             6,000           --       53,500           *

Mark E. Hegman...............................       26,500             6,000           --       32,500           *

Marguerite K. Downey.........................           --             6,666           --        6,666           *

David R. Hubers..............................           --                --           --           --           *

All Executive Officers and Directors as a
  Group (11 persons).........................    2,146,064           284,482      145,810    2,576,356        20.5%

------------------------

*   Indicates ownership of less than one percent.

 (1) Includes options to purchase shares that are or will become exercisable within 60 days of April 1, 1999.

 (2) Includes 145,810 shares held by the RTW, Inc. Employee Stock Ownership Plan for which Messrs. Chan and Haag serve as trustees. The trustees disclaim any beneficial ownership except for 5 shares allocated to the account of Mr. Haag.

 (3) Includes 100,000 shares owned by the David C. and Margaret F. Prosser Foundation of which Mr. Prosser is President and for which he serves as trustee.

 (4) Based on a Schedule 13G dated February 17, 1998 filed with the Securities and Exchange Commission and 16,600 shares purchased by the fund subsequent to the filing.

 (5) Includes (i) 63,450 shares owned by Polly Jane Wolner Children's Trust and
    (ii) 11,550 shares owned by Polly J. Wolner 1994 Irrevocable Trust for which John W. Prosser acts as trustee. John W. Prosser and Ms. Wolner disclaim any beneficial ownership for shares held by these trusts.

 (6) Includes 22,228 shares held in trust for Thomas C. Prosser's four children for which Pamela Prosser Snyder acts as trustee. Thomas C. Prosser and Pamela Prosser Snyder disclaim any beneficial ownership for shares held by these trusts.

 (7) Includes 10,000 shares held by the Urban Tree Research Foundation for which Thomas C. Prosser serves as President.

 (8) Includes 247,367 shares held by the John W. Prosser Irrevocable Trust.

 (9) Includes 202,384 shares held by the Pamela Prosser Snyder Irrevocable
    Trust.

 (10) Includes 247,367 shares held by the Thomas C. Prosser Irrevocable Trust.

 (11) Includes 247,050 shares held by the Polly J. Wolner Irrevocable Trust.

 (12) Includes 19,980 shares held by irrevocable trusts for the benefit of Mr. Fjelstad's minor children, with respect to which Mr. Fjelstad disclaims beneficial ownership.

 (13) Includes 33,000 shares owned by Mr. LaTendresse's wife and 10,500 shares held by irrevocable trusts for Mr. LaTendresse's minor children, with respect to which Mr. LaTendresse disclaims beneficial ownership.

                      PROPOSAL ONE--ELECTION OF DIRECTORS

    Pursuant to the terms of the Amended Articles of Incorporation, directors are divided into three classes, with the term of one class expiring each year. As the term of each class expires, the successors to the directors in that class will be elected for a term of three years. The terms of Messrs. Lehmann and Hegman expire at the 1999 Annual Meeting of Shareholders, the term of Mr. Fjelstad expires at the 2000 Annual Meeting of Shareholders, and the terms of Messrs. Prosser, Hubers and Rothschild expire at the 2001 Annual Meeting of Shareholders. Vacancies on the Board of Directors and newly created directorships can be filled by vote of a majority of the directors then in office.

    Two directors will be elected at the Annual Meeting to serve until the 2002 Annual Meeting of Shareholders or until a successor is elected. The Board of Directors has nominated for election the persons named below. The nominees are currently directors. Mr. Hegman was previously elected as a director by the Company's shareholders. Mr. Lehmann was elected by the Company's Board of Directors in November 1997. It is intended that proxies will be voted for the named nominees. Information about the nominees and the other directors filling unexpired terms is set forth below. Unless otherwise indicated, the nominees and each continuing director has been engaged in his present occupation as set forth below, or have been an officer with the organization indicated, for more than five years. The Board of Directors believes that the nominees named below will be able to serve, but should the nominees be unable to serve as directors, the persons named in the proxies have advised that they will vote for the election of such substitute nominees as the Board of Directors may propose.

                                                     PRINCIPAL OCCUPATION                   DIRECTOR     YEAR CURRENT
            NAME AND AGE                            AND OTHER DIRECTORSHIPS                   SINCE      TERM EXPIRES
------------------------------------  ---------------------------------------------------  -----------  ---------------

NOMINEES PROPOSED FOR ELECTION FOR TERMS EXPIRING IN 2002:

Carl B. Lehmann (45)                  President and Chief Executive Officer of the               1997           1999
                                        Company since January 15, 1998; President of the
                                        Stored Value Group, a division of American
                                        Express Travel Related Services, Inc. from 1993
                                        to 1997; Member of the Board of Trustees for
                                        Westminster College, Salt Lake City, Utah.

Mark E. Hegman (57)                   Director of the Company; Principal of Peninsula            1995           1999
                                        Investments, Inc.; Director of various
                                        not-for-profit organizations including the
                                        Minneapolis Area Red Cross; prior to 1995, owner
                                        and President of Minnesota Store Equipment Co.

DIRECTORS SERVING UNEXPIRED TERMS:

J. Alexander Fjelstad, III (47)       Director of the Company; Chairman, President and           1989           2000
                                        CEO for HeadWater Systems; Former Chief Operating
                                        Officer-- Marketing and Underwriting for the
                                        Company.

David C. Prosser (74)                 Chairman of the Board, Former President and Chief          1983           2001
                                        Executive Officer of the Company since its
                                        formation in 1983 until January 1998.

David R. Hubers (56)                  Director of the Company; President and Chief               1998           2001
                                        Executive Officer of American Express Financial
                                        Advisors, Inc.; Director of the Investment
                                        Company Institute, Carlson School of Management,
                                        the Minnesota Business Partnership, Fairview
                                        Hospitals and the United Way.

Steven M. Rothschild (53)             Director of the Company, Founder, President and            1995           2001
                                        Chief Executive Officer of Twin Cities RISE!;
                                        Director of three companies, the College of St.
                                        Benedict and the not-for-profit Minnesota Public
                                        Radio; Executive Fellow at the University of St.
                                        Thomas School of Business in Minneapolis,
                                        Minnesota; former Executive Vice President of
                                        General Mills, Inc.

    The Board of Directors met seven times during 1998. Each director attended more than 75% of the meetings of the Board of Directors and Board committees on which he served.

    The Compensation Committee, which is currently comprised of Messrs. Hegman, Hubers and Rothschild, met six times during 1998. The Compensation Committee is responsible for management of compensation matters, including recommendations to the Board of Directors on compensation arrangements for officers and incentive compensation for employees of the Company.

    The Audit Committee, which is currently comprised of Messrs. Hegman, Hubers and Rothschild, met four times during 1998. The Audit Committee supervises the financial affairs of the Company and generally reviews the scope and results of the audit and other services provided by the Company's independent accountants and reports the results of its review to the full Board and to management.

    The Company does not have a nominating committee. However, the Company's Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by the shareholder to the Secretary of the Company not less than 60 days nor more than 90 days prior to a meeting date corresponding to the previous year's Annual Meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information about such shareholder and the person(s) nominated by such shareholder, including, among other things, the name and address of record of such shareholder, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting, the name, age, business and residence addresses and principal occupation of each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee(s), and the consent of each nominee to serve as a director if so elected. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee's eligibility to serve as director. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the fiscal years ending December 31, 1998, 1997 and 1996, the cash compensation paid by the Company, as well as certain other compensation paid or accrued to those years, to David C. Prosser, the Company's Chairman of the Board (who also served as Chief Executive Officer from January 1, 1998 to January 14, 1999), Carl B. Lehmann, the Company's President and Chief Executive Officer, each of the other most highly compensated executive officers of the Company in office at the end of fiscal year 1998 whose total cash compensation exceeded $100,000 during fiscal year 1998, and a former executive officer whose total cash compensation exceeded $100,000 during fiscal year 1998, (together with Mr. Prosser and Mr. Lehmann, the "Named Executive Officers") in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                           ANNUAL        ------------
                                                        COMPENSATION      SECURITIES
                                                     ------------------   UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR   SALARY   BONUS(1)  OPTIONS (#)    COMPENSATION(2)
---------------------------------------------  ----  --------  --------  ------------   ---------------
David C. Prosser.............................  1998  $520,032  $     --       None         $ 11,458
  Chairman of the Board                        1997   517,822     4,575     10,000           21,630
                                               1996   448,128   186,466       None           46,777
Carl B. Lehmann..............................  1998   384,856        --     42,855          136,844
  President and Chief                          1997        --        --    457,145               --
  Executive Officer                            1996        --        --       None               --
Alfred L. LaTendresse........................  1998   160,000    80,000     20,000            2,400
  Former Chief Financial Officer,              1997   155,400     1,441     10,000            7,214
  Secretary and Treasurer                      1996   140,425    18,167     37,500            2,931
Tim C. Chan..................................  1998   105,037    25,000    200,000            4,834
  Chief Financial Officer,                     1997        --        --         --               --
  Secretary and Treasurer                      1996        --        --         --               --
Marguerite K. Downey.........................  1998   135,000        --     80,000            1,689
  Vice President, Information Systems          1997     8,693    10,000         --               --
                                               1996        --        --         --               --
Daniel R. Haag...............................  1998   135,000        --     80,000            2,025
  Vice President, Human Resources              1997   122,229     1,071      7,500            1,863
                                               1996    56,250       550      5,000              413

--------------------------
(1) Bonuses for 1998 include $80,000 paid to Mr. LaTendresse in severance and $25,000 paid to Mr. Chan as a sign-on incentive.

    Bonuses for 1997 include (i) $4,575, $1,441 and $1,071 paid to Mr. Prosser, Mr. LaTendresse and Mr. Haag, respectively, under bonus programs under which all employees are eligible to participate and (ii) a $10,000 sign-on incentive paid to Ms. Downey.

    Bonuses for 1996 include (i) $23,941, $7,467 and $550 paid to Mr. Prosser, Mr. LaTendresse and Mr. Haag, respectively under bonus programs under which all employees are eligible to participate and (ii) $162,525 and $10,700 paid to Mr. Prosser and Mr. LaTendresse, respectively, under executive incentive programs in 1996 based on 1995 operating results.

(2) All other compensation for 1998 includes moving costs of $76,710 and $3,258 paid to Mr. Lehmann and Mr. Chan, respectively, consulting fees of $56,000 paid to Mr. Lehmann for his work prior to his employment with the Company and matching 401(k) contributions of $2,400, $2,400, $1,576, $1,689 and
    $2,025 for Mr. Lehmann, Mr. LaTendresse, Mr. Chan, Ms. Downey and Mr. Haag, respectively.

    All other compensation for 1997 includes ESOP contributions of $4,500, $4,213 and $29 for Mr. Prosser, Mr. LaTendresse and Mr. Haag, respectively and matching 401(k) contributions of $2,331 and $1,834 for Mr. LaTendresse and Mr. Haag, respectively.

    All other compensation for 1996 includes matching 401(k) contributions of $413 for Mr. Haag, respectively and life insurance premiums of $26,529 paid by the Company on behalf of Mr. Prosser.

STOCK OPTIONS

    The following table summarizes option grants under the Company's 1994 Stock Plan made during the fiscal year ended December 31, 1998 to the Named Executive
Officers:

                             OPTION GRANTS IN 1998

                                                                                                    POTENTIAL REALIZABLE
                                                                                                           VALUE
                                                                                                  AT ASSUMED ANNUAL RATES
                                                              INDIVIDUAL GRANTS                              OF
                                              --------------------------------------------------  STOCK PRICE APPRECIATION
                                                          % OF TOTAL                                FOR OPTION TERM (1)
                                               OPTIONS      OPTIONS      EXERCISE    EXPIRATION   ------------------------
NAME                                           GRANTED      GRANTED        PRICE        DATE          5%          10%
--------------------------------------------  ---------  -------------  -----------  -----------  ----------  ------------
David C. Prosser............................         --           --     $      --            --  $       --  $         --
Carl B. Lehmann.............................     42,855          4.4%        7.000     1/15/2008     188,659       478,099
Alfred L. LaTendresse.......................     20,000          2.1%        7.000     1/28/2008      88,045       223,124
Tim C. Chan.................................    200,000         20.5%        5.813     7/31/2008     731,153     1,852,885
Marguerite K. Downey........................     20,000          2.1%        7.000     1/28/2008      88,045       223,124
Marguerite K. Downey........................     60,000          6.2%        7.625     7/22/2008     287,719       729,137
Daniel R. Haag..............................     20,000          2.1%        7.000     1/28/2008      88,045       223,124
Daniel R. Haag..............................     60,000          6.2%        7.625     7/22/2008     287,719       729,137

------------------------

(1) Potential realized values shown above represent the potential gains based upon annual compound price appreciation of 5% and 10% from the date of grant through the full option term. The actual value realized, if any, on stock option exercises will be dependent on overall market conditions and the future performance of the Company and its common stock. There is no assurance that the actual value realized will approximate the amounts reflected in this table.

    The following table summarizes option exercises during the fiscal year ended December 31, 1998 by the Named Executive Officers, and the value of their unexercised options at December 31, 1998:

                          AGGREGATED OPTION EXERCISES
                     AND OPTION VALUES AT DECEMBER 31, 1998

                                                                       NUMBER OF              VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                                                   DECEMBER 31, 1998          DECEMBER 31, 1998(1)
                                      SHARES                   --------------------------  ---------------------------
                                    ACQUIRED ON     VALUE      EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
NAME                                EXERCISE (#)   REALIZED      SHARES        SHARES         SHARES        SHARES
----------------------------------  -----------  ------------  -----------  -------------  ------------  -------------
David C. Prosser..................      --            --            2,150          8,000   $    --        $   --
Carl B. Lehmann...................      --            --          250,000        250,000        --            --
Alfred L. LaTendresse.............      --            --           57,500        --             --            --
Tim C. Chan.......................      --            --           --            200,000        --            112,500
Marguerite K. Downey..............      --            --           --             80,000        --            --
Daniel R. Haag....................      --            --            3,500         89,000        --            --

------------------------

(1) Value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at December 31, 1998 and the exercise price of the options. Fair market value was determined based on a per share price of $6.375, which is the closing price for the Company's common stock on December 31, 1998, the last trading day in the Company's fiscal year.

BOARD COMPENSATION COMMITTEE REPORT

    This is a report of the Compensation Committee of the Board of Directors of the Company. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either such Act.

    COMPENSATION PHILOSOPHY.

    The philosophy of the Company is to provide competitive levels of compensation that are consistent with the Company's annual and long-term performance goals, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives.

    BASE SALARY.

    Executive base salary is reviewed annually and adjustments, if any, are based upon levels of responsibility, experience, external pay practices and the rate of inflation. No adjustments were made in 1998 to the base salaries of any of the Named Executive Officers currently employed by the Company.

    CASH BONUSES.

    Bonuses are awarded to executive officers in consideration of contributions to the Company and the Company's overall performance. The Company had an incentive bonus program in 1998 under which all employees, including executive officers, were eligible for a monthly bonus based on the Company's achievement of premiums in force and income levels. No bonuses were paid to the Named Executive Officers under this program. In addition, the Company's Board of Directors has in the past paid discretionary bonuses based on the previous year's operating results. No discretionary bonuses were paid to the Named Executive Officers in 1998 based on the results of the year ended December 31, 1997, or will be paid in 1999 based on the results of the year ended December 31, 1998.

    STOCK OPTIONS.

    The Company's Stock Plan includes executive officers. Stock options are generally granted to executive officers at the time they are elected. The Compensation Committee has adopted the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholders' interests in enhancing shareholder value. The Compensation Committee granted the options listed in the Summary Compensation Table to bring the ownership levels of members of management to a level that the Company believes appropriate give their responsibilities in the Company. Mr. Lehmann's option grant for 42,855 shares resulted from the re-issuance as an incentive stock option an option originally granted to him in November 1997. The option had an original price of $6.75.

    CHIEF EXECUTIVE OFFICER COMPENSATION.

    The Company entered into a three-year Employment Agreement (the "Agreement") with Mr. Lehmann in November 1997. Under the Agreement, Mr. Lehmann agreed to serve as President and Chief Executive Officer beginning January 15, 1998 for a base salary of $400,000, subject to review annually for increase by the Company's Board of Directors. In addition to base salary, Mr. Lehmann is eligible for bonuses, receives fringe benefits including a $1,000,000 term life insurance policy and an additional payment sufficient to reimburse him for a long-term disability policy paying monthly benefits of $5,000. Additionally, the Company granted Mr. Lehmann an option to purchase 500,000 shares under the Company's 1994 Stock Option Plan at a price of $6.75 per share. The Company also provides Mr. Lehmann with health, dental, life and disability insurance consistent with that provided other officers. Under this agreement, RTW agreed to indemnify Mr. Lehmann with respect to his actions on behalf of and while in the course of employment with RTW. In the event of termination without cause or resignation for good reason, RTW is obligated to continue to pay his then-current base salary and bonuses for the remaining term of the agreement or twelve months, whichever is greater.

    The Board made no adjustment to Mr. Lehmann's compensation in 1998, but increased Mr. Lehmann's base salary by 4.0 percent effective January 1, 1999, reflecting Mr. Lehmann's accomplishments in 1998, including assembling a new management team and successfully negotiating a new reinsurance arrangement that the Company believes strengthened its financial position.

    BOARD ACTION.

    All recommendations of the Compensation Committee have been or are subject to Board of Director approval.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        MARK E. HEGMAN        DAVID R. HUBERS        STEVEN M. ROTHSCHILD

PERFORMANCE GRAPH

    The following graph compares the cumulative total shareholder return on the common stock of the Company since the initial public offering on April 18, 1995 with the cumulative total return of The Nasdaq Stock Market and the Nasdaq Health Service Stocks over the same period (assuming the investment of $100 in each on April 18, 1995, and the reinvestment of all dividends).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           RTW, INC.    THE NASDAQ STOCK MARKET   NASDAQ HEALTH SERVICE STOCKS
4/18/95           100                        100                           100
6/30/95           140                        113                            89
12/29/95          202                        128                           120
6/28/96           363                        145                           136
12/31/96          212                        158                           120
6/30/97            92                        177                           125
12/31/97           69                        194                           122
6/30/98            89                        233                           122
12/31/98           74                        272                           105

                                                                           PERIOD ENDING
                                            ----------------------------------------------------------------------------
                                              4/18/95      6/30/95     12/29/95      6/28/96     12/31/96      6/30/97
                                            -----------  -----------  -----------  -----------  -----------  -----------
RTW, Inc..................................         100          140          202          363          212           92
The Nasdaq Stock Market...................         100          113          128          145          158          177
Nasdaq Health Service Stocks..............         100           89          120          136          120          125


                                             12/31/97      6/30/98     12/31/98
                                            -----------  -----------  -----------
RTW, Inc..................................          69           89           74
The Nasdaq Stock Market...................         194          233          272
Nasdaq Health Service Stocks..............         122          122          105

COMPENSATION OF DIRECTORS

    Non-employee directors received $500 for each meeting attended in 1998 and 1997. In January 1995, non-employee directors, Messrs. Hegman and Rothschild, were each granted an option to purchase 7,500 shares of Common Stock under the 1994 Stock Plan, exercisable at a price equal to the public offering price in the Company's initial public offering, vesting in equal increments over a period of five years and expiring in January 2005. Additionally, in July 1998, non-employee directors, Messrs. Hegman, Hubers and Rothschild, were each granted options to purchase 10,000 shares of Common Stock under the 1994 Stock Plan, exercisable at $7.625, the closing price on the date of grant, vesting in equal increments over a period of three years and expiring in July 2008. These options are subject to shareholder approval. See Proposal Two. Directors who are employees of the Company receive no additional compensation for serving as directors. Under the Board of Directors' current composition, only Messrs. Hegman, Hubers and Rothschild are entitled to receive compensation for serving on the Board of Directors.

EMPLOYMENT AGREEMENTS

    The Company entered into a three-year Employment and Salary Continuation Agreement (the "Agreement") with Mr. Lehmann in November 1997. The terms of this agreement are described under the Board Compensation Committee Report.

    In January 1999, the Company entered into an agreement with Mr. Prosser for the continuation of his employment with the Company for a period of up to 12 months after December 31, 1998. Under this agreement, Mr. Prosser receives a salary of $25,000 per month and is eligible to participate in the Company's benefit programs. This agreement with Mr. Prosser may be terminated by the Company or by Mr. Prosser at any time upon 14 days notice.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. To the Company's knowledge, all insiders of the Company filed all reports in a timely manner except for Mr. Prosser who failed to file one report in a timely manner.

     PROPOSAL TWO--APPROVAL OF AMENDMENTS TO THE COMPANY'S 1994 STOCK PLAN

GENERAL INFORMATION

    On June 29, 1994, the Company's Board of Directors adopted the RTW, Inc. 1994 Stock Plan (the "Stock Plan"). The purpose of the Stock Plan is to attract and retain executives and other key employees, directors and consultants, as well as to reward such persons who contribute to the achievement of the Company's success, by giving them a proprietary interest in the Company. The Stock Plan authorizes the granting of stock options, stock appreciation rights ("SARs"), restricted stock and deferred stock awards.

AMENDMENTS TO THE STOCK PLAN

    The Company is submitting, for shareholder approval, amendments to the Stock Plan (i) to increase the number of shares of common stock reserved for issuance under the Stock Plan from 1,500,000 shares to 2,000,000 shares and (ii) to provide for the granting of options to persons other than employees serving as directors of the Company.

    The Stock Plan currently authorizes the issuance of 1,500,000 shares of common stock pursuant to awards granted under the Stock Plan. The Board of Directors has amended the Stock Plan, subject to shareholder approval, to increase the total number of shares available under the Stock Plan to 2,000,000 shares. As of April 1, 1999, 70,500 shares had been purchased through exercise of options granted under the Stock Plan and options to purchase 1,587,096 shares were outstanding under the Stock Plan. The

Board of Directors has deemed it prudent to increase the shares available for grants under the Stock Plan to facilitate future awards under the Stock Plan.

    The Board of Directors has also adopted, subject to shareholder approval, an amendment to the Stock Plan to provide that each person serving as a member of the Board of Directors on July 22, 1998 who was not an employee of the Company or any subsidiary was granted a non-qualified stock option to purchase 10,000 shares of common stock at a price of $7.625, the closing price on that date. In addition, each person who is first elected as a director after July 22, 1998 and who is not a an employee of the Company or any subsidiary will be granted a stock option to purchase 10,000 shares at fair market value on the date the person is elected as a director. Messrs. Hegman, Hubers and Rothschild were each granted options to purchase 10,000 shares of common stock pursuant to this provision. These options vest over a three-year period beginning one year from the date of grant and remain outstanding for ten years. Any vested portion of any options will expire one year from the date of the after of the person's termination as a director.

    The Stock Plan is summarized below:

    ELIGIBILITY.

    Officers, other key employees of the Company and any subsidiaries, members of the Board of Directors and consultants are eligible to be granted stock options, SARs, restricted stock or deferred stock under the Stock Plan. Currently, all employees, all directors and one consultant are eligible to participate in the Stock Plan. The Board of Directors, or the Committee, selects optionees and participants and determines the number of shares, the price, the term and the vesting provisions for each award.

    STOCK OPTIONS.

    The Stock Plan permits the granting of two types of options: (i) Incentive Stock Options, which are intended to qualify under Section 422 of the Internal Revenue Code, and (ii) Non-Qualified Stock Options. No Incentive Stock Option may be granted under the Stock Plan after June 12, 2004. The option price of an Incentive Stock Option may not be less than 100% of the fair market value of the Company's common stock on the date of grant, and the exercise price of a Non-Qualified Option may not be less than 85% of the fair market value on the date of grant. If an employee owns more than 10% of the combined voting power of the Company's outstanding voting stock, the option price shall be no less than 110% of the fair market value on the date of grant. The closing price of the Company's common stock on the Nasdaq National Market System on April 1, 1999 was $4.81.

    The term of each option is established by the Committee, but shall not exceed 10 years (five years in the event of an optionee who owns more than 10% of the combined voting power of the Company's outstanding voting stock). Each option will become exercisable at such time and on such conditions as determined by the Committee.

    STOCK APPRECIATION RIGHTS.

    A stock appreciation right ("SAR") is a right given to a person in conjunction with a stock option. The SAR enables the option holder to elect to receive the difference between the option exercise price and the market price of the stock in cash or stock, or a combination of both. The option holder surrenders the option to the Company and receives the "gain" in cash or stock. As of the date of this Proxy, no SARs have been granted under the Stock Plan.

    RESTRICTED STOCK.

    The Board of Directors (or the Committee) may issue shares of restricted stock to participants in the Stock Plan, which are conditioned upon the achievement of specified performance goals. The recipient of an award of restricted stock has no rights with respect to the stock unless and until the recipient has achieved those goals. As of the date of this Proxy, no restricted stock has been issued under the Stock Plan.

    DEFERRED STOCK.

    Similar to restricted stock, deferred stock awards may be issued under the Stock Plan, which are conditioned upon the attainment of specified performance goals. The provisions of deferred stock awards and restricted stock awards need not be the same with respect to each recipient. As of the date of this Proxy, no deferred stock has been issued under the Stock Plan.

FEDERAL INCOME TAX CONSEQUENCES

    An optionee will not realize taxable income upon either the granting or exercise of an Incentive Stock Option. However, upon exercise of the Incentive Stock Option, the amount by which the fair market value of any shares exercised exceeds the option price is an item of tax preference for purposes of the alternative minimum tax. Upon the sale of such stock, the optionee will generally be taxed at long-term capital gain rates if the stock has been held for at least two years from the date of the option grant and at least one year after the stock was purchased. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The balance of any gain will be characterized as capital gain. The Company is entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income.

    An optionee also will not realize taxable compensation income upon the grant of a Non-Qualified Stock Option. When an optionee exercises a Non-Qualified Stock Option, he or she realizes taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. Upon the disposal of stock acquired pursuant to a Non-Qualified Option, the optionee's basis for determining taxable gain or loss will be the sum of the option price paid for the stock plus any related compensation income recognized by the optionee, and such gain or loss will be long-term or short-term capital gain or loss depending on whether the optionee has held the shares for more than one year.

    The grant of restricted stock and deferred stock will not result in immediate income for the participant or a deduction for the Company for federal income tax purposes, assuming the shares are not transferable and subject to restrictions creating a "substantial risk of forfeiture," as intended by the Company. If the shares are transferable or there are no such restrictions or deferral periods, the participant will generally realize compensation income upon receipt of the award. Otherwise, any participant generally will realize taxable compensation income when any such restriction or deferral period lapses. The amount of such income will be the value of the common stock on that date, less any amount paid for the shares. Dividends paid on the common stock and received by the participant during the restricted period or deferral period would also be taxable compensation income to the participant. In any event, the Company will be entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income. A participant may elect, under
Section 83(b) of the Internal Revenue Code, to be taxed on the value of the stock at the time of award. If this election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and the Company is entitled to a corresponding deduction.

REGISTRATION WITH SEC

    The Company has filed a Registration Statement covering the offering of the shares under the Stock Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. If Proposal Two is adopted, the Company intends to file a similar Registration Statement covering the 500,000 additional shares available for issuance under the Stock Plan.

VOTE REQUIRED

    Shareholder approval of the amendments to the Stock Plan requires the affirmative vote of the holders of a majority of shares of common stock represented at the Annual Meeting and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF
                  THE AMENDMENT AS SET FORTH IN PROPOSAL TWO.

                                 ANNUAL REPORT

    An Annual Report of the Company setting forth the Company's activities and containing consolidated financial statements of the Company for the fiscal year ended December 31, 1998 accompanies this Notice of Annual Meeting and proxy solicitation material.

    The accounting firm of Deloitte & Touche LLP served as independent auditors for the Company for the years ended December 31, 1998, 1997 and 1996. The Company has selected Deloitte & Touche LLP to serve as independent auditors for the Company for the fiscal year ended December 31, 1999. The Company expects that a representative from Deloitte & Touche LLP will attend the Annual Meeting and be available to respond to appropriate shareholder questions.

                             SHAREHOLDER PROPOSALS

    Securities and Exchange Commission (SEC) Rule 14a-8 permits shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statement if the proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the SEC proxy rules. The RTW, Inc. 2000 Annual Meeting of Shareholders is expected to be held on or about May 25, 2000. Proxy materials for that meeting are expected to be mailed on or April 18, 2000. Under SEC Rule 14a-8, shareholder proposals to be included in the RTW, Inc. proxy statement for that meeting must be received by RTW, Inc. on or before December 21, 1999. Additionally, if RTW, Inc. receives notice of a shareholder proposal after March 6, 2000, the proposal will be considered untimely pursuant to SEC Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors of RTW, Inc. for its 2000 Annual Meeting of Shareholders may exercise discretionary voting power with respect to the proposal.

                                    GENERAL

    The Board of Directors of the Company knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

    Shareholders may receive, without charge, a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: RTW, Inc., P.O. Box 390327, Bloomington, Minnesota 55439, Attention: Investor Relations, or by calling the Company at (612) 893-3740.

                                          By the Order of the Board of Directors

                                                     /s/ Tim C. Chan

                                          Tim C. Chan, SECRETARY

                                     [LOGO]

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 27, 1999

    The undersigned hereby appoints David C. Prosser, Carl B. Lehmann and Tim C. Chan, or any one or more of them, proxies with full power of substitution to vote in their discretion cumulatively all shares of stock of RTW, Inc. of record in the name of the undersigned at the close of business on April 7, 1999, at the Annual Meeting of Shareholders to be held on May 27, 1999, or at any adjournment or adjournments, hereby revoking all former proxies.

1.         ELECTION OF DIRECTORS:
           / /        FOR all the nominees listed below           / /        WITHHOLD AUTHORITY
                      except as marked to the contrary below                 to vote for the nominees listed below
                                   Carl B. Lehmann                             Mark E. Hegman
           To withhold authority for a nominee, strike a line through such nominee's name
           -----------------------------------------------------------------------------------------------------------

2.         APPROVAL OF CERTAIN AMENDMENTS TO THE RTW. INC. 1994 STOCK PLAN:
                          / /  For                      / /  Against                      / /  Abstain
           -----------------------------------------------------------------------------------------------------------

3.         IN THEIR DISCRETION UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS 1 AND 2 IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.
                                                  DATED: ________________ , 1999
                                                  ______________________________
                                                  ______________________________
                                                  PLEASE SIGN NAME(S) EXACTLY AS
                                                  SHOWN AT LEFT. WHEN SIGNING AS
                                                  EXECUTOR, ADMINISTRATOR,
                                                  TRUSTEE OR GUARDIAN, GIVE FULL
                                                  TITLE AS SUCH; WHEN SHARES
                                                  HAVE BEEN ISSUED IN NAMES OF
                                                  TWO OR MORE PERSONS, ALL
                                                  SHOULD SIGN.